Exhibit 4.17

FIRST AMENDMENT TO THE PLATFORM AND TECHNOLOGY SERVICES AGREEMENT

This Amendment (the “Amendment”) is entered into on March 1, 2022 and with effects as of December 31, 2021 (the “Effective Date”) by and between:

1.	CODERE ONLINE MANAGEMENT SERVICES LIMITED, a company incorporated under the laws of Malta with registration number C88406 and, having its registered address at Level 3 (Suite no. 2265), Tower Business Centre, Tower Street, Swatar BKR 4013, Malta (hereinafter, the “Company”).

AND;

2.	CODERE APUESTAS ESPAÑA S.L.U, a Company incorporated and registered in in the Public Property and Commerce Registry of Madrid volume 29357, sheet 79, section 8, page M- 528758, entry 1[s], and with its registered office at Alcobendas Av. Bruselas 26 Alcobendas (Madrid) Spain., (hereinafter referred to as the “CAES”).

3.	CODERE NEWCO S.A., a Company incorporated and registered in in the Public Property and Commerce Registry of Madrid volume 34399, sheet 192, page M-618784, NIF no. A87172003, and with its registered office at Alcobendas Av. Bruselas 26 Alcobendas (Madrid) Spain (hereinafter referred to as the “NEWCO” or “PARENT”).

(CAES and NEWCO both hereinafter also referred to jointly as the “Provider”. The Company and the Provider also shall be referred to individually as “Party” or collectively as “Parties”).

WHEREAS

I.	The Parties entered into a Platform and Technology Services Agreement effective as of January 1, 2021 (the “Agreement”), under which the Provider provides the Company with platform and technology services for its online casino and online sport betting businesses, as described in the Agreement.

II.	As consideration for the Services provided for calendar year 2021, the Parties agreed that the Company shall pay the Provider the budgeted Fees detailed in Schedule A of the Agreement.

III.	As per Clause 3.4 of the Agreement, the Parties agree to amend the budgeted Fees provided in Schedule A of the Agreement and replace Schedule A in its entirety by the table attached as Annex A to this Amendment.

NOW THEREFORE, in consideration of the mutual obligations and undertakings contained hereinthe Parties agree as follows:

1.	The Agreement is hereby amended with effect as of the Effective Date to delete Schedule A of the Agreement and to replace it in its entirety with the table attached as Annex A to this Amendment.

2.	All defined terms under this Amendment have the same meaning as in the Agreement, unless explicitly defined differently herein.

3.	Except as the Agreement is amended by this Amendment, the Parties acknowledge and agree that all other terms and conditions of the Agreement shall remain in full force and effect.

4.	This Amendment shall be governed by and construed in accordance with the internal laws of the Kingdom of Spain (Derecho común español). This Amendment, and any disputes arising out of or in connection with it, its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) and including all matters of constructions, interpretation, validity and performance will in all respects be finally settled by the Courts of the City of Madrid.

5.	In consideration of the mutual undertakings set out in this Amendment, the parties hereby agree that, with effect as of the Effective Date, the Agreement shall be amended as per the terms of this Amendment.

6.	This Amendment may be executed by the Parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of this Amendment by facsimile or other electronic transmission shall be effective as an original.

7.	This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above and to be effective as of the Effective Date.

(1)	PROVIDER:

/s/ Alejandro Pascual
By:	Codere Apuestas España S.L.U.
Name:	Alejandro Pascual
Title:	Director

(2)	PROVIDER:

/s/ Alejandro Rodino
By:	Codere Newco S.A.U
Name:	Alejandro Rodino
Title:	Director

/s/ Emilio Martínez
By:	Codere Newco S.A.U
Name:	Emilio Martínez
Title:	Director

(3)	THE COMPANY:

/s/ Moshe Edree
By:	Codere Online Management Services Ltd.
Name:	Moshe Edree
Title:	Director

/s/ Gonzalo de Osma
By:	Codere Online Management Services Ltd.
Name:	Gonzalo de Osma
Title:	Director

[Signature Page to the First Amendment to the Platform and Technology Services Agreement]

Annex A

Platform Fees for 2021

Service: The services will be provided indistinctly by CAES and / or CNEW; Customer: OMSE

Figures in EUR

			2021 Budget
Services Provided	Service Description	Re-invoicing of personnel cost	Fixed	Variable	Sub-total	Mark-up	Total	Agreed 2021 Changes	Agreed Fees (1)
General Costs	Leasing of the building proportional part, travel expenses, training, office supplies, cost of external auditors of the companies.	-	16,561	21,338	37,899	0	37,899	0	37,899
Personnel (Codere Internal)	Maintenance, evolution of the applications, infrastructures and security services for the online platform carried out by internal Parent Group teams.	Cost of the fully dedicated teams to Codere Online and the effective allocation of mixed teams (providing services to Online and Retail).	1,525,181	0	1,525,181	76,564	1,601,745	199,772	1,801,517
Customer Support Services Personnel Costs	Customer support service provided by internal Parent Group team to Codere Online	Cost of the fully dedicated teams to Codere Online and the effective allocation of mixed teams (providing services to Online and Retail).	486,517	0	486,517	24,423	510,940	72,981	583,921
Internal Trading Personnel	Parent Group´s trading & risk team is responsible for building, publishing, and managing the sports betting offering.	Cost of the fully dedicated teams to Codere Online and the effective allocation of mixed teams (providing services to Online and Retail).	1,431,133	0	1,431,133	71,843	1,502,976	0	1,502,976
Technical Assistance and Technology Services	Maintenance, improvements and operation of the infrastructures and communications systems on which the Online Gaming Platform is based.	External professional services (third parties) contracted by Codere Group for maintenance and evolution of the online platform.	476,881	623,079	1,099,960	55,218	1,155,178	302,179	1,457,357
IT Operations Services	Maintenance, improvements and operation of the infrastructures and communications systems on which the Online Gaming Platform is based.	External professional services (third parties) contracted by Parent Group for maintenance and evolution of the Online Gaming Platform.	23,975	395,380	419,355	21,052	440,407	0	440,407
Security & Cybersecurity Services	Security and cybersecurity services that are needed for the Online platform.	External professional services (third parties) contracted by Codere Group for maintenance and evolution of the Online Gaming Platform.	69,123	68,424	137,547	6,905	144,452	0	144,452
Systems	Hardware both acquired, leased or contracted as SaaS or Cloud format such us CPDs, storage and servers.	Re-invoicing of electronic products and services.	1,924	597,584	599,508	0	599,508	0	599,508
Communications	Cost telephone / Internet lines, switches, network electronics, navigation management (Proxy), firewalls, International WAN, VPNs among other.	Re-invoicing of electronic products and services.	228,648	29,090	257,738	0	257,738	0	257,738
Equipment	IT equipment renewal (computers, telephones, screens, etc.)	Upon request and only focused for the team located in Alcobendas.	0	1,056	1,056	0	1,056	0	1,056
Software License	Software licenses in SaaS or purchase mode: 1) Base infrastructure software; 2) Application software; 3) Security software; 4) Workstation software.	Re-invoicing of services and electronic products purchases.	99,383	111,767	211,150	0	211,150	0	211,150
Trading	Feed providers that are not billing directly Codere Online directly.	Re-invoicing of services provided.	7,888	169,001	176,889	0	176,889	0	176,889
Total			4,367,214	2,016,719	6,383,933	256,005	6,639,938	574,932	7,214,870

(1)	Figures reflect the total fee amount for 2021 including only agreed changes between the Platform and Online teams. As per Platform team and discussed and justified to the Online team, actual costs incurred in 2021 attributable to the Online business was €7.7 mm.

A-1